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EXHIBIT 99.1

(ATS MEDICAL LOGO)

CONTACTS:

Michael Dale, President/CEO                 Investors:
763-553-7736                                Jennifer Beugelmans, 646-201-5447
Michael Kramer, Senior Director of Finance  Doug Sherk, 415-896-6820
763-557-2222                                Steve DiMattia, 646-201-5445 (Media)

              ATS MEDICAL PROVIDES PRELIMINARY REVENUE OUTLOOK FOR
                        FOURTH QUARTER AND FULL YEAR 2006
          Full Year Revenue Expected to Exceed Guidance of $40 Million

MINNEAPOLIS, January 25, 2007 -- ATS Medical, Inc. (NASDAQ: ATSI) manufacturer and marketer of state-of-the-art cardiac surgery products and services, today released preliminary revenue results for the fourth quarter and full year ended December 31, 2006.

Total fourth quarter revenue is expected to be approximately $10.6 to $10.8 million compared with $9.9 million in the fourth quarter of 2005. For 2006, ATS Medical expects to report revenue of approximately $40.3 to $40.5 million.

Michael Dale, President and CEO said, "When we began the year, our goal was to achieve $40 million in revenue and we are pleased to have surpassed this metric. We believe that the continued successful execution of our diversification strategy will enable us to generate further revenue growth in 2007."

ATS Medical plans to issue final results for the fourth quarter and full year 2006 and conduct a conference call after market close during the week of March 5, 2007. At that time the Company will also provide an update on the clinical and regulatory progress of its ATS 3f(R) tissue heart valve products and PARSUS blood filtration development project.

ABOUT ATS MEDICAL

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, has been headquartered in Minneapolis, Minnesota since its founding in 1991. More than 130,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3F(R) brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical's focus on cardiac surgery is further strengthened by offerings that include ATS Simulus(TM) annuloplasty products for heart valve repair, SurgiFrost(R) and FrostByte(TM) products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

SAFE HARBOR

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the integration of 3F Therapeutics, regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the

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Company's activities and results, please refer to the Company's filings with the
Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005, as amended, and its Form S-4 Registration Statement, as amended, filed with respect to the merger with 3F Therapeutics.


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